Exhibit 4.2

WINNERS, INC.

$5,000,000 COMMON STOCK OFFERING

AND SUBSCRIPTION AGREEMENT

This Subscription Agreement (“Agreement”) is between Winners, Inc. a Nevada corporation (“Company”) and ________________________, (“Purchaser”).

WHEREAS, Company is in the process of selling up to Twenty Million (20,000,000) shares (“Shares”) of Common Stock to investors at the price of Twenty Five Cents ($0.25) per share;

WHEREAS, the Shares are being sold to investors in an offering under Regulation A, Tier 1 of the Securities Act of 1933; and

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to Purchaser, and Purchaser desires to purchase from the Company, certain of those shares of the Company as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agree as follows:

PURCHASE AND SALE

Subscription Amount. Company agrees to sell, and Purchaser agrees to purchase __________________ (______) Shares from Company at a purchase price of Twenty Five Cents ($0.25) per share, for a total subscription amount of ____________ Dollars ($_________ ). Purchaser shall deliver to Company, via wire transfer or a certified check, or such other means of payment as deemed acceptable by the Company, immediately available funds equal to such Purchaser’s Subscription Amount as set forth herein.

Delivery of Shares. Upon closing of this offering, Company shall deliver to Purchaser a share certificate, in either certificate or electronic form from the Company’s transfer agent, equal to the amount of shares purchased hereunder.

Tradability of Shares. The Shares, once issued to Purchaser, will be free of restriction and able to be legally traded on the OTC Marketplace, Trading Symbol: WNRS.

MISCELLANEOUS

Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement.

Review of Public Filings. Purchaser understands and acknowledges that he or she has had the opportunity to review all public filings for the Company at www.sec.gov and fully understands all risk and factors associated with this Offering. All such public filings are deemed incorporated into this Agreement by reference.

Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.

Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this shall be commenced exclusively in the state and federal courts sitting in Orange County, Florida.

Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

For payment by Check: Please make checks payable to Winners, Inc. and mail such checks to the Company at Winners, Inc., Attn: Michael Friedman, 19505 Biscayne Blvd., Suite 2350, Aventura, FL 33180; email: info@winnersinc.com

For Payment by Wire: For wiring the funds directly to the Company, please use the following wire instructions:

Beneficiary Name	Winners, LLC
Beneficiary Address	2980 NE 20th Street, 3rd Fl, Aventura, FL 33180
Beneficiary Acct Number	2910220558
Beneficiary Bank	Chase Bank
ABA WIRE Routing Number	021000021
Bank Address	18235 Biscayne Blvd., Aventura, FL 33160
FBO	(Subscriber’s Name)

(The remainder of this page is intentionally blank.)

IN WITNESS WHEREOF, the Subscriber hereby represents and warrants that the Subscriber has read this entire Agreement and the Offering Circular and all documents annexed thereto, and hereby executes and delivers this Subscription Agreement to purchase Shares in the Company as of the Acceptance Date set forth below.

ACCREDITED INVESTOR CERTIFICATION

You must tell us whether or not you are an “Accredited Investor” as that term is defined under applicable federal securities laws.

*An accredited investor is generally defined as a person: (i) with earned income that exceeded $200,000 (or $300,000 together with a spouse or spousal equivalent) in each of the prior two years, and reasonably expects the same for the current year, OR (ii) has a net worth over $1 million, either alone or together with a spouse or spousal equivalent (excluding the value of the person’s primary residence).

*(For further clarification, see Rule 501(a) of Regulation D of the Securities Act of 1933)

I am an accredited investor as defined above: (Type Yes or No) _________

**Non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed ten percent (10%) of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed ten percent (10%) of the greater of the purchaser’s annual income or net worth.

*(For further clarification, see Rule 501(a) of Regulation D of the Securities Act of 1933)

I am not an accredited investor as defined above and have not exceeded the 10% net worth or annual income limitation on investment in this Offering. (Type Yes or N/A) __________

PURCHASER/AUTHORIZED SIGNER

Signature: __________________________________	Signature (if joint): ____________________________

Name: _____________________________________	Name: _____________________________________

SSN or FEIN: ________________________________	SSN or FEIN _________________________________

Country of Citizenship: _________________________	Country of Citizenship: _________________________

Street Address: ______________________________

City: ____________ State: ________ Zip Code: __________________

Phone #: ___________________________________	Phone #2: ___________________________________

Email: _____________________________________	Email #2 ____________________________________

Date Signed: ________________________________	Date Signed: ________________________________

REGISTRATION TYPE: (Select only one)

☐ Individual	☐ Joint Tenants

ACCEPTANCE

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated below.

Winners, Inc.

By:
B. Michael Friedman

Acceptance Date: ____________________